APPENDIX 1

Zacks Investment Management, Inc.

Investment Adviser Code of Ethics

February 2021

I.	Overview.

Zacks Investment Management, Inc. (“ZIM”) is a registered investment adviser with the Securities and Exchange Commission (the “SEC”). ZIM developed this Investment Adviser Code of Ethics (the “Code of Ethics”) to comply with Rule 204A-1 under the Investment Advisers Act of 1940, as amended, (the “Advisers Act”). ZIM, in accordance with the requirements of Rule 204A-1 has established, maintained, and shall enforce this written Code of Ethics that, at a minimum, addresses the following areas:

●	Standards of business conduct required of its Supervised Persons;

●	Requirements that Supervised Persons comply with applicable federal securities laws;

●	Personal trading reports by Supervised Persons who are “access persons” within the context of the rules;

●	Mandatory reporting from Supervised Persons of violations of the Code of Ethics to the adviser’s CCO or other designated person; and

●	The adviser must provide Supervised Persons with a copy of the Code of Ethics, including any amendments, and obtain written acknowledgement from Supervised Persons of their receipt of the Code of Ethics and any amendments. Please refer to Appendix 10 for more detailed information about acknowledgments.

Related amendments to Rule 204-2 under the Advisers Act require the adviser to maintain certain books and records related to the Code of Ethics, as follows:

●	A copy of each Code of Ethics adopted and implemented at any time within the last five years;

●	A record of any violations of the Code of Ethics, and any action taken as a result of the violations;

●	A record of all Supervised Persons’ acknowledgements required under Rule 204A-1 for each person currently employed by the adviser, or employed within the last five years;

●	A record of the names of all “access persons” currently employed by the adviser or who were employed within the last five years; and

●	A record of any decisions approving the purchase of securities by access persons and the reasons for such decisions, maintained for at least a five-year period after the end of the fiscal year in which the approval was given.

The Code of Ethics is applicable to all of ZIM’s principals, officers, and employees,

referred to herein as “Supervised Persons.”

II.	Standards of Business Conduct

All Supervised Persons of ZIM are expected to comply with all provisions of applicable federal and state securities laws and regulations. In addition to compliance with the letter of applicable securities laws and regulations, it is expected that ZIM’s Supervised Persons will at all times comply with the spirit of such laws and regulations. ZIM Supervised Persons should exercise high standards of professionalism consistent with ZIM’s fiduciary role in dealing with ZIM’s advisory clients, including the investors in the private investment funds managed or advised by ZIM.

In light of ZIM’s expectations, at a minimum, no Supervised Person of ZIM may engage in any of the following activities while such person is associated with ZIM:

A.	Personal Trading/Conflicts of Interest

Access Persons must report all of the reportable transactions in their personal accounts (including those of spouses and minor children) to the CCO each quarter, by the 30th day of the month following the end of a calendar quarter. The CCO or his designee reviews personal trade reports for compliance with Rule 204A-1 and for any conflicts of interest.

B.	Insider Trading

Supervised Persons are prohibited from violating applicable federal securities laws, including the prohibition from illegally trading when in possession of material nonpublic inside information. (See ZIM’s complete Insider Trading Policy in Section III of this Code of Ethics.)

C.	Advisory Agreements

With respect to entering new investment advisory agreements, a Supervised Person may not:

●	Execute any investment advisory agreement on behalf of ZIM unless such person is authorized.

●	Provide investment advisory services to any person before a written investment advisory agreement has been entered into with such person in accordance with ZIM’s account opening procedures. ZIM maintains “desktop” account opening procedures.

●	Modify the terms of any standard form of investment advisory agreement for clients without the prior approval of the CCO and an authorized principal of ZIM.

●	Enter into a directed brokerage arrangement with a client without the approval of the CCO, who will ensure that appropriate disclosure provisions are included in the advisory agreement.

D.	Solicitation/Referral Fee Arrangements

Supervised Persons may not enter into an agreement on behalf of ZIM with any person to solicit clients or potential clients for ZIM without the prior written approval of the CCO and/or his designee. In addition, Supervised Persons may not pay, or agree to pay, any person a fee for recommending ZIM to any client or potential client without the prior written approval of the CCO and compliance with applicable regulations.

E.	Advertisements

No Supervised Person may publish, circulate or distribute any advertisement without the prior review by the CCO. It is ZIM’s policy that materials that are defined as “advertising” under the Advisers Act meet the highest ethical standards in providing accurate and non- misleading information about ZIM’s advisory services.

F.	No Guarantees to Investors

Supervised Persons shall not guarantee any investor that a specific result will be achieved (i.e., a gain or no loss) in connection with a client account (including a Private Fund or Mutual Fund) advised or sub-advised by ZIM.

G.	Disclosure of Client or Investor Information

ZIM operates under a fiduciary relationship with its clients (including the Mutual Fund(s) as well as both the Private Fund and its investors). As a result of this relationship, Supervised Persons regularly obtain access to confidential client information. Supervised Persons of ZIM are prohibited from disclosing that confidential client information with any person without the express written consent of the client.

No Supervised Person shall disclose the identity, affairs or investments of any client to a third party without first receiving the approval of the CCO (this prohibition governs all disclosures, including disclosures made pursuant to ZIM’s “advertisements”). In certain cases, clients may have approved the disclosure of their names in a list of ZIM clients; however, any such lists shall be approved by the CCO, who will ensure that appropriate disclosures are included. In addition, ZIM’s Privacy Policies will also cover client information.

H.	Borrowing from/Lending to Clients

ZIM Supervised Persons are strictly prohibited from borrowing money or securities from a client, or an investor in a Private Fund. In addition, ZIM Supervised Persons are also prohibited from lending money to a client. Loaning funds to clients could influence decisions made on behalf of the client and create a conflict of interest due to the indebtedness of the client to the Supervised Persons.

I.	Misrepresentations

A Supervised Person shall not make any misrepresentation (through omission or commission) to a client or prospective client, including any misrepresentation relating to the qualifications of ZIM, its representatives or the Supervised Person’s, the nature of the advisory services being offered, or the fees charged for such services.

J.	Trading Errors/Falsification of Records

Supervised Persons are required to promptly notify the CCO if it is discovered that a trade has been mistakenly executed or not executed for any client. (See ZIM’s policy on trade error correction in Appendix 3 of the Compliance Manual.)

Supervised Persons shall never falsify any information on ZIM’s records, including any information pertaining to a client’s account, trading errors, or any other matter.

K.	Media/Lecture Activities

Supervised Persons of ZIM are prohibited from engaging in the following activities, except as provided below:

●	Accepting any offer to appear on radio or television without first obtaining the approval of the CCO and/or designee.

●	Giving any lecture or accepting a speaking engagement without first obtaining the approval of the CCO and/or designee and having the planned speech reviewed by the CCO for any required regulatory disclosures.

●	Being interviewed, or consenting to be interviewed, by any newspaper reporter, magazine writer, or any other media representative without first obtaining the approval of the CCO and/or designee.

●	All inquiries regarding interviews, appearances, or lectures are to be referred to the CCO and/or his designee.

L.	Changes in Personal or Disciplinary Information

ZIM has a strict obligation to disclose certain information pertaining to Supervised Persons’ personal and business activities, which is included in Form ADV. Therefore, as provided in ZIM’s Compliance Manual, Supervised Persons are required to promptly notify ZIM’s CCO of any such changes. Thus, it is prohibited for any ZIM Supervised Person to engage in the following activities:

●	Failing to promptly notify the CCO of any changes to the Supervised Person’s information that would result in amendments to ZIM’s disciplinary disclosures on Parts 1, 2A, and/or 2B of Form ADV or, as applicable, such person’s Form U-4, or any other registration information on file for such person on the IARD, the CRD or with any state.

●	Failing to promptly notify the CCO that such person has been, or has become, involved in any legal or disciplinary action of any type, including any civil or criminal proceeding or any administrative proceeding before the Securities and Exchange Commission or any other regulatory agency.

●	All new Supervised Persons of ZIM shall complete a copy of the Disciplinary Reporting Form not later than 30 days of after commencing employment. Ideally, a prospective Supervised Person will complete a Disciplinary Reporting Form as a part of the background due diligence prior to becoming associated with ZIM. (The Supervised Person’s Disciplinary Reporting Form may be completed on Schwab Compliance Technologies and is attached as Exhibit I to this Code of Ethics.)

●	If a Supervised Person’s Disciplinary Reporting form becomes inaccurate in any way, the person shall immediately complete a new form and provide it to the CCO, who shall notify a Principal of ZIM. The CCO will ensure that any Form ADV disclosures that are required by the revised Disciplinary Reporting Form shall be made. An authorized Principal and/or CCO shall consider whether the disciplinary information shall effect the Supervised Person’s continued association with ZIM. (If the Supervised Person serves as a portfolio manager for the Mutual Fund sub-advised by ZIM, the change in disciplinary information may require a report to the Mutual Fund’s chief compliance officer and, as required, the Mutual Fund’s board.

M.	Activities for Entities Other Than ZIM (i.e. Outside Business Activities)

Supervised Person are generally prohibited from engaging in outside business or personal activities that interfere with the Supervised Person’s performance of his or her duties to ZIM and its clients, or which relate to ZIM’s advisory business, in particular, and the securities industry, generally. This prohibition does not apply to a Supervised Person who also performs a role for one of ZIM’s affiliates.

Supervised Persons shall not own, operate, manage, or otherwise engage in or be employed by any outside business or activity without written prior notification to and the approval of the CCO and/or his designee.

In order to monitor such outside activities, each Supervised Person is required to complete a Statement of Outside Activities Form – which is attached to this Code of Ethics as Exhibit A. Each current ZIM Supervised Person must ensure that his or her outside activities form is up to date. Each new ZIM Supervised Person will also be required to complete the form. Should any Supervised Person’s Statement of Outside Activities form becomes inaccurate, the Supervised Person must submit a new form. ZIM may periodically (e.g. annually) require its Supervised Persons to submit an updated Statement of Outside Activities form. Employees may submit Outside Business Activities requests, reporting, and/or certifications via Schwab Compliance Technologies (“SCT”) or email, rather than using the form, if relevant details from the form are included.

The activities listed below require the prior written approval of the CCO and/or designee:

●	Being an employee, officer, director, partner, owner, or registered agent of any investment adviser other than ZIM, being separately licensed as an investment adviser or otherwise engaging in investment advisory activities for compensation apart from such person’s activities with ZIM.

●	Being an employee, officer, director, partner, owner, or registered agent of any broker-dealer. The Supervised Person must provide ZIM with a copy of his or her Registered Representative Agreement with the broker-dealer.

●	Being an employee, officer, director, partner, owner or registered agent of any commodities trading adviser.

●	Being an employee, officer, director, partner or registered agent of any issuer of securities in ZIM’s universe of securities, other than ZIM.

●	Engaging in sales activities for any issuer of securities.

●	Engaging in any other outside business activity, establishing or maintaining a personal holding company, being a general partner in a partnership, or being a party in any joint venture.

●	Serving as a trustee of any trust that is a client of ZIM. The activities listed below are strictly prohibited:

●	Engaging in commodities trading activities for ZIM without the appropriate license and the approval of a Principal or CCO, and appropriate registrations or filing of exemption applications, as required.

●	Failing to promptly report to the CCO any of the foregoing activities or failing to obtain required approvals.

III.	Purpose of Personal Trading Policies and Compliance Procedures

A.	Overview of Personal Trading Policies

Federal laws prohibit ZIM and each of its Supervised Persons from purchasing or selling any publicly traded stock, bond, option, or other security when in possession of material, nonpublic information (i.e., insider trading). In addition, ZIM and its Supervised Persons have fiduciary obligations to ZIM’s clients to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to ZIM or such Supervised Persons by ZIM’s clients. Finally, because ZIM and each of its Supervised Persons are fiduciaries to ZIM’s clients, ZIM and such Supervised Persons must also maintain the highest ethical standards and refrain from engaging in activities that may create actual or apparent conflicts of interest between the interests of ZIM or such Supervised Persons and the interests of ZIM’s clients.

To ensure that insider trading laws are not violated, that client confidences are maintained, and that conflicts of interest are avoided or mitigated, ZIM has adopted the policies and procedures set forth in this Code of Ethics. The policies and procedures set forth herein are intended to articulate ZIM’s policies, educate the Supervised Persons about the issues and ZIM’s policies, establish procedures for complying with those policies, monitor compliance with such policies and procedures, and ensure, to the extent feasible, that ZIM satisfies its obligations in this area. By doing so, ZIM hopes that the highest ethical standards are maintained and that the reputation of ZIM is sustained.

B.	Statement of General Policies

1.	Insider Trading

It is unlawful to engage in “insider trading.” This means, in general, that no “insider” may (i) purchase or sell a security when in possession of material, nonpublic information or (ii) communicate material, nonpublic information to another where the communication leads to, or is intended to lead to, a purchase or sale of securities. To educate the Supervised Persons, more information describing “insider trading” and the penalties for such trading are set forth below. Compliance procedures regarding the use of inside information by the Supervised Persons are also described in the event that a Supervised Person receives inside information.

2.	Other Confidential Information

Certain information obtained by ZIM that does not constitute “inside” information still constitutes confidential information that must be protected by ZIM and its Supervised Persons.

3.	Conflicts of Interest

As a fiduciary to ZIM’s clients, each Supervised Person should avoid actual and apparent conflicts of interest with ZIM’s clients. Conflicts of interest could arise if securities are bought or sold for personal accounts in a manner that would significantly compete with the purchase or sale of securities for client accounts, or if securities are bought or sold for client accounts in a manner that is advantageous to such personal accounts. More information describing conflicts of interest and the compliance procedures for avoiding or mitigating such conflicts of interest are set forth below.

C.	Insider Trading

The term “insider trading” is generally used to refer to (i) a person’s possession of material, nonpublic information in connection with transactions in securities and (ii) certain communications of material, nonpublic information.

The laws concerning insider trading generally prohibit:

●	The purchase or sale of securities by an insider, when in possession of material, nonpublic information;

●	The purchase or sale of securities by a non-insider, when in possession of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

●	The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

1.	Who is an Insider?

The concept of “insider” is broad. It includes officers, directors, partners, employees, and majority shareholders of a company or other entity. In addition, a person can be considered a “temporary insider” of a company or other entity if he or she enters into a confidential relationship in the conduct of the company’s or entity’s affairs and, as a result, is given access to information that is intended to be used solely for such company’s or entity’s purposes. A temporary insider can include, among others, an entity’s attorneys, accountants, consultants, investment bankers, commercial bankers, and the employees of such organizations. In order for a person to be considered a temporary insider of a particular entity, the entity must expect that the person receiving the information keep the information confidential and the relationship between the entity and the person must at least imply such a duty. Analysts are usually not considered insiders of the entities that they follow, although if an analyst is given confidential information by an entity’s representative in a manner in which the analyst knows or should know to be a breach of that representative’s duties to the entity, the analyst may become a temporary insider.

2.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is “material.” Material information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments. Material information does not have to relate to a company’s business; it can be significant market information. For example, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates on which reports on various companies would appear in The Wall Street Journal and whether or not those reports would be favorable.

3.	What is Nonpublic Information?

Information is nonpublic unless it has been effectively communicated to the market place. For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public. For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or another publication of general circulation is considered public. Market rumors are not considered public information.

4.	Penalties for Insider Trading

Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties include:

●	Civil injunctions;

●	Disgorgement of profits;

●	Jail sentences;

●	Fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation, or illegal trade), whether or not the person actually benefited from the violation; and

●	Fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation, or illegal trade).

Recent legislation provides for enhanced civil and criminal penalties when insider trading violations are committed by corporate directors, officers, other insiders, and those aiding and abetting them.

In addition, any violation of the procedures set forth in this Code of Ethics can be expected to result in serious sanctions by ZIM, including dismissal of the person(s) involved.

5.	Policy Statement Regarding Insider Trading

ZIM expects that each of its Supervised Persons will obey the law and not trade when in possession of material, nonpublic information. In addition, ZIM discourages its Supervised Persons from seeking or knowingly obtaining material, nonpublic information. ZIM also prohibits each of its Supervised Persons from serving as an officer or director of any company having Publicly Traded Securities. Any exceptions to serving as an officer or director of a Publicly Traded company must be approved by an authorized Principal or the Chief Compliance Officer (i.e. see Outside Business Activities).

6.	Procedures to Prevent Insider Trading

Because of ZIM’s investment methodologies, ZIM does not anticipate that its Supervised Persons will routinely be in receipt of material, nonpublic information. Should any Supervised

Persons receive information that may constitute such material, nonpublic information, such Supervised Persons (i) should not buy or sell any securities, including options or other securities convertible into or exchangeable for such securities for a personal account or a client account, (ii) should not communicate such information to any other person (other than the CCO), and (iii) should discuss promptly such information with the CCO. Under no circumstances should such information be shared with any persons not employed by ZIM, including family members and friends.

D.	Other Confidential Information

1.	Confidential Information Defined

As noted above, even if ZIM and its Supervised Persons do not receive material, nonpublic information (i.e., “inside information”), such persons may receive other confidential or sensitive information from or about ZIM’s clients, and they will receive confidential or sensitive information about ZIM’s affairs. Such confidential or sensitive information may include, among other things:

●	The name of the client. (ZIM does not divulge or use its clients’ names without their consent, unless disclosure is required to do so by court order or a specific statute or regulatory requirement.)

●	Financial or other information about the client, such as the client’s financial condition or the specific securities held in a specific client’s portfolio.

●	The names of the securities on ZIM’s buy, sell, and source of funds lists.

●	The name of any security under consideration for placement on the buy, sell, or source of funds lists.

●	Any information privately given to a Supervised Person, which if publicly known, would be likely to (i) affect the price of any security in the portfolio of any client of ZIM or (ii) embarrass or harm the client or ZIM.

Given the breadth of the above, all information that a Supervised Person obtains through ZIM should be considered confidential unless that information is specifically available to the public.

Note 1: For the avoidance of doubt, nothing in this Code of Ethics, ZIM’s Compliance Manual or any of its other Appendices, prohibits Employees from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employees do not need prior authorization from their supervisor, the CCO, or any other person or entity affiliated with ZIM to make any such reports or disclosures and do not need to notify ZIM that they have made such reports or disclosures. Additionally, nothing in this Compliance Manual or any of its

Appendices prohibits Employees from recovering an award pursuant to a whistleblower program of a government agency or entity.

Note 2: In rare circumstances when a Supervised Person of ZIM suspects that a client is engaging in money laundering activities, whether or not linked to terrorism, the Supervised Person must immediately notify ZIM’s CCO. The CCO will then take steps consistent with

ZIM’s Anti-Money Laundering Policies and Procedures found in Appendix 9 to this Compliance Manual. In these situations, ZIM may be compelled by law to appropriately disclose confidential information concerning the client or investor to proper authorities.

2.	Policy Statement Regarding Use and Treatment of Confidential Information

All confidential information, whatever the source, may be used only in the discharge of the Supervised Person’s duties with ZIM. Confidential information may not be used for any personal purpose, including the purchase or sale of securities for a personal account.

3.	Procedures Regarding Use and Treatment of Confidential Information

ZIM encourages its Supervised Persons to be aware of and sensitive to their treatment of confidential information. ZIM prohibits its Supervised Persons from discussing such information unless necessary as part of their duties and responsibilities to ZIM. Furthermore, ZIM requires that each Supervised Person take precautions to avoid storing confidential information in plain view in public areas of ZIM’s facilities, and requires that each Supervised Person remove confidential information from conference rooms, reception areas, and other areas where it may be seen by third parties. Particular care should be exercised when confidential information must be discussed in public places, such as restaurants, elevators, taxicabs, trains, or airplanes, where such information may be overheard. Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not a Supervised Person of ZIM.

E.	Access Persons

Rule 204A-1 under the Advisers Act defines “Access Person” as the following: any of your supervised persons who has access to nonpublic information regarding any Client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or who is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic. If providing investment advice is your primary business, all of your directors, officers, and partners are presumed to be Access Persons.

ZIM considers each of its Directors, Portfolio Managers, Traders, and Operations Staff (who have access to nonpublic securities recommendations) to be Access Persons. The

CCO will periodically assess Supervised Persons to determine which persons meet the definition of an access person. Further, the CCO maintains a record of ZIM’s access persons.

F.	Conflicts of Interest Involving Trading Securities for Personal Accounts

1.	Fiduciary Duty to Avoid Conflicts of Interest between Client Accounts and Personal Accounts

As noted above, because ZIM and each of its Supervised Person is a fiduciary to ZIM’s clients, such persons should avoid actual and apparent conflicts of interest with ZIM’s clients. The client’s interest takes precedence over the personal interests of ZIM and its Supervised Persons. If a potential conflict arises, ZIM and the Supervised Persons should resolve the matter in the client’s favor.

An actual or apparent conflict of interest could arise when both an Access Person and a client of ZIM engage in transactions involving a Publicly Traded Security (as defined herein). In such cases, transactions for client accounts must take precedence over transactions for Personal Accounts.

Conflicts of interest may arise when an Access Person becomes aware of a “Limited Investment Opportunity,” as defined below. Pre-clearance is required for all personal transactions in a Limited Investment Opportunity.

2.	Policy Statement Regarding Trading for Personal Accounts

ZIM recognizes that the personal investment transactions of its Access Persons demand the application of a strict code of ethics. Consequently, ZIM requires that all personal investment transactions be carried out in a manner that will not endanger the interest of any client or create any apparent or actual conflict of interest between ZIM and its Access Persons, on the one hand, and the client, on the other hand. With the exception of certain federally issued fixed income securities, exchange-traded funds, and open-end mutual funds (more fully described below), personal transactions are restrictive. For example, transacting in individual stocks is generally prohibited by ZIM. Under certain circumstances and contingent on prior written approval by the CCO, Access Persons may be granted permission to transact in an individual stock. The CCO will actively monitor these limited trades. All personal transactions in a Mutual Fund that is (sub)-advised by ZIM shall be reported in each Supervised Person’s quarterly reports.

3.	Definition of Publicly Traded Securities

“Publicly Traded Securities” means any (a) equity or debt instrument traded on an exchange, through NASDAQ or through the “Pink Sheets,” (b) options to purchase or sell such equity or debt instrument, (c) index stock or bond group options that include such equity or debt instrument, (d) futures contracts on stock or bond groups that include such equity or debt instrument, (e) any option on such futures contracts, and (f) securities traded on foreign security exchanges.

4.	Definition of Limited Investment Opportunities

Limited Investment Opportunities include any investments that have limited availability or that are otherwise thinly traded. The definition of Limited Investment Opportunities includes, but is not limited to: (i) securities in initial public offerings (“IPO’s”); (ii) secondary offerings; (ii) all private placements; (iv) private equity offerings; (v) investment limited partnerships and all other private fund offerings, whether onshore or offshore; (vi), fixed income securities that may have limited availability; and (vii) any thinly traded securities, whether offered publicly or privately or whether equity or fixed income.

5.	Definition of Personal Account

The personal account of a Access Person shall include each and every account (other than an account for the benefit of any of ZIM’s clients) for which such Access Person influences or controls investment decisions, or all accounts holding any reportable securities over which Access Persons have any beneficial ownership interest (“Personal Accounts”). An account for the benefit of any of the following will be presumed to be a “personal account” unless ZIM and the Access Person otherwise agree in writing:

●	An Access Person of ZIM.

●	The spouse of an Access Person.

●	Any dependent of an Access Person residing in the same household with the Access Person.

●	Any other person residing in the same household as the Access Person.

●	Any other account in which an Access Person has a direct or indirect beneficial interest, e.g., an account for a trust, estate, partnership, or closely held corporation in which the Access Person has a beneficial interest.

(a)           Exemption. Employees should consult with the CCO to determine whether an account is exempt from reporting. If an Access Person certifies in writing to the CCO (or, in the case of the CCO, to an Authorized Principal) that (i) the certifying Access Person does not influence the investment decisions for any specified account of such spouse, child, or dependent person and (ii) the person or persons making the investment decisions for such account do not make such decisions, in whole or in part, upon information that the certifying Access Person has provided, the CCO (or, in the case of the CCO, the Authorized Principal) may, in his discretion, determine that such an account is not an Access Person’s “personal account.”

(b)           Other Exceptions. Special policies may apply when someone other than the Access Person handles trading in an Access Person’s Personal Account. In situations where a third party exercises complete investment discretion (where the Access Person does not influence or control the account(s)) in managing an Access Person’s Personal Account, pre- approval of trading is not required. If the Access Person has any role in managing the account, then this exception does not apply. Securities held or traded for these accounts must be included in the Access Person’s quarterly and annual reports. Any actual or appearance of a conflict of interest in the trading in the Access Person’s excepted accounts will render these accounts subject to the pre-approval requirements.

In order to fit within the exception regarding accounts for which the Access Person has no investment discretion, the following is required: (a) a written verification by the Access Person and (b) a written verification by a third party involved in the management of the account (a copy of a third party advisor’s discretionary investment advisory agreement may suffice, subject to review and approval from the CCO). In all cases, whether to grant the exception is at the discretion of the CCO.

On a sample basis, the CCO may request reports on holdings in these accounts to identify transactions that would have been prohibited pursuant to ZIM’s Code, absent reliance on the reporting exception. Access Persons who claim they have no direct or indirect influence or control over an account may also be required to periodically complete the certifications in SCT.

6.	Initial Procedures Regarding Personal Accounts

(a)       Notification of Personal Accounts. Each Access Person shall submit to the CCO a Statement of Personal Accounts in the form attached hereto as Exhibit B. If an Access Person’s list of brokerage accounts should become inaccurate or incomplete at any time, such Access Person shall promptly submit to the CCO an amended Statement of Personal Accounts correcting all inaccurate or incomplete information. Access Persons should update this form annually by February 14th. New Access Persons must complete a Statement of Personal Accounts when hired by ZIM, no longer than 10 days after becoming a Supervised Person (i.e. Employee). If an Access Person has no Personal Accounts for securities transactions, the Supervised Person must confirm this by completing a confirmation form, as shown in Exhibit F to this Code of Ethics, and providing it to the CCO no longer than 10 days after becoming a Supervised Person.

Access Persons may utilize Schwab Compliance Technologies (SCT) to fulfill reporting obligations of accounts.

(b)       Duplicate Confirmations or Statements. To assist ZIM in assuring that the Access Person is providing information on all transactions in the Supervised Person’s Personal Account, the Access Person must request each broker with whom the Supervised Person maintains a brokerage account to send duplicate confirmations or duplicate statements to ZIM. Duplicate confirmation shall be sent immediately after each transaction in the Access Person’s Personal Account(s). Duplicate statements shall be sent at least quarterly showing all transactions in the Personal Account during the preceding quarter. (See form of letter attached as Exhibit C to this Code of Ethics, which will be sent by the CCO to the broker-dealer for each Personal Account.) Upon implementation of SCT, Access Persons may utilize SCT and request that duplicate confirmations or statements be downloaded and filed in SCT.

(c)       Personal Securities Holdings Reports. Rule 204A-1, under which this Code of Ethics was adopted, requires new Access Persons of ZIM to submit an initial Holdings Report of all of the current holdings in their Personal Accounts within 10 days of beginning their roles with ZIM. The information must be current as of a date no more than 45 days prior to the date the person becomes an access person. Thereafter, Access Persons are required to file an annual Holdings Report by February 14th of each year. The information in annual holdings reports must be current as of a date no more than 45 days prior to the date the report was submitted. SCT or brokerage statements may be utilized to complete the holdings reports. However, ZIM has adopted a Personal Securities Holdings Report form (“Holdings Report”) that may be used to file a holdings report; please see attached Exhibit D to this Code of Ethics.

7.	Trading Procedures for Personal Accounts

ZIM generally prohibits Access Persons from transacting in individual stocks (effective August 1, 2009). However, contingent on prior written approval from the CCO, Access Persons may be permitted to transact in securities they already hold. Under extraordinary circumstances and subject to prior written approval from the CCO, Access Persons may also be permitted to transact in an individual stock. Access Persons are allowed to transact, without prior written approval, in exchange- traded funds (“ETFs) except for ETFs structured as a closed-end fund. The CCO will actively monitor these limited trades.

Access Persons are permitted to transact in the following non-reportable securities:

●	Direct obligations of the U.S. Government (but not state governments)

●	Bankers’ Acceptances

●	Certificates of Deposits

●	Commercial Paper

●	High quality short-term debt instruments (including repurchase agreements)

●	Open-end mutual fund shares (except as noted below*)

●	Variable annuity products (open-end)

* Note: As previously stated in this Code of Ethics, personal trades in any Mutual Fund that is advised or sub-advised by ZIM shall be included in quarterly personal trading reports.

Note Also: State or local government-issued debt instruments are not excluded from the reporting requirements for Supervised Persons of ZIM and may be considered Limited Investment Opportunities, which require pre-clearance under Rule 204A-1.

8.	Pre-Clearance of Limited Investment Opportunities

(a)       Personal Trading Procedures. The following procedures listed below must be followed by all Access Persons before buying or selling any Limited Investment Opportunity for a Personal Account, except that such procedures shall not be required with respect to (i) a purchase or sale of a Limited Investment Opportunity for a Personal Account where such purchase or sale is non-volitional on the part of the Personal Account (e.g., a sale in connection with a court order) or (ii) a purchase of a Limited Investment Opportunity where such purchase is part of an automatic dividend reinvestment plan.

(b)       Pre-Clearance Request Documentation. ZIM has adopted a pre- clearance procedure that requires Access Persons who engage in personal trading in Limited Trading Opportunities to provide details of their planned personal trades to the CCO and get prior approval before placing the transaction. ZIM has adopted a Personal Trading Email Report/Pre- Clearance Form (Exhibit E to this Code of Ethics) for this purpose. The Access Person must complete the entire form, or an e-mail or SCT request including substantially similar information from the Pre-Clearance Form (“pre-clearance request documentation”). In addition, pre-clearance request documentation must contain the following information:

●	The date of the planned transaction, the title and the number of shares and the principal amount of each security involved;

●	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

●	The price at which the transaction is to be effected; and

●	The name of the broker, dealer, or bank with or through whom the transaction will be effected.

In addition, the Access Person is required to make the following confirmations in pre-clearance request documentation:

(i)       Confirm No Receipt of Inside Information. In addition to details of the personal transaction, each Access Person buying or selling a security, which is included in the definition of a Limited Investment Opportunity, must first confirm that he or she is not in receipt of any material, nonpublic information (i.e., “inside information”) that would affect the price of the security.

(ii)       Security Being Considered for Client Accounts. Access Persons may not execute a transaction in Limited Investment Opportunity that is being considered for or being purchased or sold by ZIM for its client accounts, until all transactions for client accounts have been completed or a decision has been made not to trade the security for client accounts.

A ZIM Supervised Person’s trade may never precede a client transaction. Personal transactions that are made on the same day as a client trade must be clearly documented to show the time of the transaction so that ZIM and the Supervised Person can prove that the personal transaction did not precede the client transaction.

(c)       Securities in Initial Public Offerings. Supervised Persons of ZIM are generally prohibited from transacting in individual stocks. Consequently, the purchase or sale of equity Initial Public Offerings (IPO’s) will generally be prohibited. However, under extraordinary circumstances and contingent on prior written approval of the CCO, exceptions may be granted. ZIM’s investment strategy historically has not included investing in IPO’s for client accounts. Extreme care is required and an Access shall pre-clear the purchase or sale of all IPO investments for personal accounts. Access Persons who fail to pre-clear the purchase or sale of an IPO investment may be required to disgorge any profits from such transactions, which shall be donated to a charitable organization.

(d)       Other Limited Trading Opportunities. Access Persons may be permitted to invest in Limited Investment Opportunities, such as private placements, private equities, limited partnerships and other Private Funds (whether onshore or offshore), fixed income securities that may have limited availability, or any other thinly traded securities. Personal investments in all Limited Investment Opportunities shall be pre-cleared.

(e)       Execution of Personal Trades. Access Persons should submit the completed pre-clearance request documentation to the CCO. After approval by the CCO, all trades for Personal Accounts must be executed by the end of the trading day it was approved and after all client trades have been completed, if client trades in the same securities are being considered or planned by ZIM. (The CCO may permit block trading of a personal trade, if all client orders can be fulfilled in the block transaction.) If a planned personal trade is not executed by the end of a specific trading day, the Access Person is responsible for going through the same process prior to placing the trade on another trading

(f)        day.

(g)       Review and Retention of Pre-Clearance Forms. The CCO and designee(s) is responsible for personally reviewing and approving all Access Persons’ pre- clearance request documentation. The CCO must determine whether an Access Person is complying with ZIM’s Personal Trading Policies and is responsible for detecting circumstances in which client interests need further protection. If problems are detected, the CCO is responsible for taking steps necessary to ensure that client interests take precedence over Access Persons’ personal trading, in all situations. An Access Person’s Pre-Clearance Form must be maintained as part of the individual Access Person’s personal trading reporting file.

(h)       Personal Trading Restrictions. Access Persons who consistently fail to undertake the required pre-trading procedures, including trading at the end of the trading day, may be prohibited from engaging in personal trading, or disgorge profits from personal trades in which the Access Persons failed to follow required procedures. Failure to comply with personal trading requirements may also be result in adverse personnel action.

9.	Quarterly Reporting Requirements for Personal Accounts

Because of the special circumstances involving trading for Personal Accounts by ZIM’s Access Persons who have access to advisory determinations or information, the SEC requires such Access Persons to report certain of their personal transactions on a quarterly basis. Thus, all Access Persons must report all personal securities transactions, except the following:

●	Direct obligations of the U.S. Government (but not state governments)

●	Bankers’ Acceptances

●	Certificates of Deposits

●	Commercial Paper

●	High quality short-term debt instruments (including repurchase agreements)

●	Open-end mutual fund shares (except as noted below*)

●	Variable annuity products (open-end)

●	Interests in 529 plans

*Note: As previously stated in this Code of Ethics, personal trades in any Mutual Fund that is advised or sub-advised by ZIM shall be included in quarterly personal trading reports.

Note Also: State or local government-issued debt instruments are not excluded from the reporting requirements for Access Persons of ZIM and may be considered Limited Investment Opportunities, which require pre-clearance under Rule 204A-1.

Finally, even though transactions that are non-volitional on the part of the Personal Account or that are part of an automatic reinvestment plan do not require pre-clearance, such transactions must be included in the Access Person’s quarterly reports.

(a)       Submission of Quarterly Reports. Each Access Person will submit Quarterly Personal Trading Reports (attached hereto as Exhibit G) for each of his or her Personal Accounts to ZIM showing all personal securities transactions. The brokerage account statements should be attached to the Quarterly Personal Trading Report. The Access Person will be asked to sign the Quarterly Personal Trading Report form and submit it to the CCO within 30 calendar days following the end of each calendar quarter in which trading activity took place in the Personal Account during the quarter. In signing the form, the Access Person is confirming compliance with ZIM’s Personal Trading Policies. If no trading activity took place, the Access Person must still complete a Quarterly Personal Trading Report to indicate that the Access Person did not have reportable transactions, as required by this Code of Ethics. In the event the Access Person is unable to procure or use (i.e. private placements)

brokerage statements to report quarterly transactions, the Access Person may utilize Exhibit H in reporting quarterly transactions. Access Persons may utilize SCT to file quarterly transaction reports.

(b)       Review and Retention of Reports. The CCO shall promptly review and compare the SCT reports, duplicate statements, or confirmations, and/or Quarterly Transaction Report Forms (“Quarterly Personal Transaction Report”) against the pre-clearance request documentation that was prepared during the quarter to determine whether any violations of ZIM’s policies or of the applicable securities laws took place. If there are any discrepancies between the Quarterly Personal Transaction Report and pre-clearance request documentation, the CCO shall promptly contact such Access Person to resolve the discrepancy. ZIM endeavors for its reviews to include a comparison between Access Persons’ transactions and ZIM’s clients’ transactions. Upon discovering a violation of these procedures, ZIM may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator. ZIM shall retain all documents required to be submitted by Access Person under this provision, including, without limitation, all documents referred to or incorporated therein, as part of the books and records required by the Investment Advisers Act of 1940, as amended, and related rules.

10.	Notification of Interest (for All Securities)

If a Access Person knows that ZIM is contemplating buying or selling any security held by a Personal Account of that Access Person, the Access Person must disclose his or her position in the security to the CCO at the time the security is being discussed. This disclosure shall include the date of acquisition by the Personal Account, the size of the position held, the price paid and any other information requested by the CCO. ZIM will determine what action is appropriate to avoid a conflict of interest. Such action may include requiring the Personal Account to liquidate its position in the security being contemplated for purchase by clients, or prohibiting the Personal Account from selling the security until ZIM has decided what position it will take with respect to clients.

11.	CCO Personal Trading Reports

To avoid potential conflicts of interest, ZIM will designate a staff member to review the CCO’s pre-clearance request documentation and personal trading reports.

G.	Political Contributions and Holding a Public Office Political Contributions

Rule 206(4)-5 (the “Pay-to-Play Rule”) limits political contributions to state and local government officials, candidates, and political parties by

●	registered investment advisers, and

●	“Covered Associates” (as defined below) of the entities listed above.

The Pay-to-Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts, and the provision of any other thing of value. Rule 206(4)-5 also includes a provision that prohibits any indirect action that would be prohibited if the same action were done directly.

Restrictions on and Exceptions for the Receipt of Advisory Fees

The Pay-to-Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a contribution to any official of that “government entity.”7 This prohibition also applies to Covered Associates of the adviser.

A Covered Associate of an adviser is defined to include

●	any general partner, managing member, executive officer, or other individual with a similar status or function;

●	any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and

●	any political action committee controlled by the adviser or by any person that meets the definition of a Covered Associate.

However, there is an exception available for contributions from natural persons of $150 per election or $350 per election if the contributor is eligible to vote in the election. An exception is also available for otherwise prohibited contributions that are returned, so long as the contribution in question is less than $350, is discovered within four months of being given, and is returned within 60 days of being discovered. The exception for returned contributions is available no more than twice per calendar year for advisers with 50 or fewer employees. Advisers with more than 50 employees can rely on this exception three times per calendar year. However, an adviser cannot rely on the exception for returned contributions more than once for any particular employee, irrespective of the amount of time that passes between returned contributions.

The restrictions on contributions and payments imposed by Rule 206(4)-5 can apply to the activities of individuals for the two years before they became Covered Associates of an investment adviser. However, for Covered Associates who are not involved in soliciting clients or investors, the look-back period is six months instead of two years.

Policies and Procedures

Political contributions by ZIM or employees to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes are strictly prohibited. ZIM’s policy is to comply with Rule 206(4)-5 under the Advisers Act.

[7]	A government entity means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or agency; (iii) a plan or program of a government entity; and (iv) officers, agents, or employees of the state or political subdivision or agency.

ZIM’s other policies with respect to political contributions and holding public office are described below:

●	Soft dollar contributions by ZIM and employees to political candidates are strictly prohibited.

●	Employees are prohibited from holding a public office if it in any way presents a material conflict of interest with ZIM’s business activities.

If an employee or any affiliated entity is considering making a political contribution to any state or local government entity, official, candidate, political party, or political action committee, the potential contributor must seek preclearance from the CCO in writing by completing Attachment K or submitting a request that includes all relevant details via e-mail or SCT. The CCO will consider whether the proposed contribution is consistent with restrictions imposed by Rule 206(4)-5. ZIM may track contributions using SCT, Attachment K and/or another format that complies with Rule 204-2’s recordkeeping requirements.

Additionally, ZIM generally requires that an employee making a donation to a political action committee or similar group, obtain a certification from such political action committee or group that contributions will not be used to make or provide, directly or indirectly, (i) any gift, subscription, loan, advance or deposit of money or anything of value, to any official of, or candidate for, a U.S. state or local office or political subdivision, including any agency, authority or instrumentality of such U.S. state or political subdivision or any official of a U.S. state or local office or political subdivision seeking a federal elective office, or (ii) payment to a political party of a U.S. state or locality, including any election committee.

The CCO will meet with any individuals who are expected to become Covered Associates to discuss their past political contributions. The review will address the prior six months for potential Covered Associates who will have no involvement in the solicitation of Clients. Contributions for all other potential Covered Associates will be reviewed for the past two years.

Employees may make contributions to national political candidates, parties, or action committees without seeking preclearance, as long as the recipient is not otherwise associated with a state or local political office. However, employees must use good judgment in connection with all contributions and should consult with the CCO if there is any actual or apparent question about the propriety of a potential contribution.

Any political contribution by ZIM, rather than its employees, must be precleared by the CCO irrespective of the proposed amount or recipient of the contribution. The CCO will maintain a chronological list of contributions in accordance with the requirements of the Pay-to-Play Rule.

IV.	Summary

A.	Importance of Adherence to Procedures

It is very important that all Supervised Persons adhere strictly to this Code of Ethics. Any violations of such policies and procedures may result in serious sanctions, including dismissal from ZIM. In certain cases, Access Persons may be required by ZIM to disgorge profits derived from transactions if the transaction(s) do not comply with this Code of Ethics.

B.	Annual Circulation/Certification

This Code of Ethics, an appendix to ZIM’s Compliance Manual, shall be circulated at least annually to all Supervised Persons, and at least annually each Supervised Person shall be asked to certify compliance in writing.

C.	Questions

Any questions regarding ZIM’s policies or procedures with respect to the insider trading, confidential information and conflicts of interest should be referred to the CCO.

Exhibit A to Appendix 1

Zacks Investment Management, Inc.

Supervised Person’s Statement of Outside Activities

I.	Outside Activities

List all outside activities in which you are involved (i.e.; all other current employment, involvement in investment clubs) or any other activities that relate to the business of Zacks Investment Management, Inc., or the securities industry.

Outside Activity	Nature of Activity

II.	Ownership or Directorship[8]

List any ownership in companies (if public only, if greater than 5%), any directorship or if you are an officer of any company other than Zacks Investment Management, Inc. (indicate if none):

Company	Title	% Ownership

Note: By my signature below, I confirm that I have disclosed all reportable outside activities and control positions in companies other than ZIM. Check box below to confirm that you engage in no reportable outside activities, nor hold any reportable control positions, but will amend this form as needed. ☐

Print Name	Signature of Supervised Person	Date

[8]	If a Supervised Person holds a control position in a company, this position will have an impact on ZIM’s client transactions, in addition to the Supervised Person’s personal trading activities. The Supervised Person is responsible for complying with all securities laws applicable to him or her due this ownership or other control position.

Exhibit B to Appendix 1

Zacks Investment Management, Inc.

Statement of Personal Accounts

Pursuant to the Zacks Investment Management, Inc. Code of Ethics, I hereby certify that the following is a true, accurate, and complete list of all my Personal Accounts (as that term is defined in the Code of Ethics) as of the date set forth below. (The Personal Accounts shown below must include accounts in which assets are invested in investment limited partnerships and other private funds. Duplicate statements for such investments should be sent to the Chief Compliance Officer. In the event that duplicate statements for such private funds are not available, the Access Person must include his or her transactions in such private fund interests in a Quarterly Personal Trading Report.)

1.	Name of Brokerage Firm or Other Entity Where Account is Held:

Address of Brokerage Firm or Entity Where Account is Held:

Name(s) on the Account:

Account Number:

Type of Account: 401(k) IRA Brokerage
Other ________________

2.	Name of Brokerage Firm or Other Entity Where Account is Held:

Address of Brokerage Firm or Entity Where Account is Held:

Name(s) on the Account:

Account Number:

Type of Account: 401(k) IRA Brokerage
Other ________________

3.	Name of Brokerage Firm or Other Entity Where Account is Held:

Address of Brokerage Firm or Entity Where Account is Held:

Name(s) on the Account:

Account Number:

Type of Account: 401(k) IRA Brokerage
Other ________________

4.	Name of Brokerage Firm or Other Entity Where Account is Held:

Address of Brokerage Firm or Entity Where Account is Held:

Name(s) on the Account:

Account Number:

Type of Account: 401(k) IRA Brokerage
Other ________________

I hereby certify that I will promptly submit to the Chief Compliance Officer an amended Statement of Personal Accounts if the foregoing information should become inaccurate or incomplete at any time.

Date: _______________
Signature of certifying Access Person

Name of certifying Access Person

Additional accounts may be described by attaching additional pages.

Exhibit C to Appendix 1

(Date)

(Broker name and address) RE:

(Access Person)

(Account #)

Dear Sir or Madam:

Please be advised that the above-referenced person is an employee of Zacks Investment Management, Inc., a registered investment adviser. We request that you send duplicate confirmations of this employee’s transactions in securities, as well as duplicate statements to the attention of:

Chief Compliance Officer

Zacks Investment Management, Inc.

227 West Monroe, Suite 4350

Chicago, IL 60606

This request is made pursuant to the personal trading policies of Zacks Investment Management, Inc. as required under federal securities law.

Thank you for your cooperation.

Sincerely,

Chief Compliance Officer	- Authorization by Access Person –

[Name of Access Person]

cc: Access Person

Exhibit D to Appendix 1

ZACKS INVESTMENT MANAGEMENT,

INC. PERSONAL SECURITIES HOLDINGS

REPORT

Access Person’s Name & Title:

Shares/ Amount	Security Name	Symbol or Cusip No.	Broker	Price	Principal

Attach additional copies of this form, as needed.

I certify that the foregoing is a true and correct list of the securities (Publicly-Traded and Privately- Issued) held in all of my Personal Accounts, as defined in the ZIM’s Code of Ethics.

Access Person’s Signature	Date

Compliance Review Signature	Date

NOTE: Supervised Persons who are “access persons” (currently, the Portfolio Managers, Directors, and Operations staff are considered Access Persons) are required to submit an initial and an annual Holdings Report. Access Persons may attach their current brokerage statements, which show their personal securities, to their holding report for the period ending December 31st each year, which is due by January 31th. If privately issued securities are owned and not shown on a brokerage statement, the Access Person must complete this form to disclose all such holdings.

Exhibit E to Appendix 1

Zacks Investment Management, Inc.
Personal Trading Email Report/Pre-
Clearance Form

Access Person: Name and Title:

Date of Transaction(s):

Time of Trade	Buy	Sell	Shares/Amount	Security Name	Symbol	Broker	Price

Pre-Clearance Checklist (Check Box or Boxes Below):

I have confirmed that ZIM is not considering or currently placing trades for ZIM’s clients any security listed above and that the security was not or is not on a ZIM Restricted List.
If ZIM is placing client trades in any security listed above and they cannot be blocked, I will wait until all client trades have been completed prior to placing personal trades.
If the personal transaction is a Limited Trading Opportunity (including, but not limited to, IPO’s, secondaries, private placements, or any other thinly traded security), I have confirmed that the transaction has been considered, but not selected, for clients.
I confirm that I was not in possession of inside information when placing any personal trade set out above.
The personal trade does not involve short term trading of less than 60 days.

I confirm that I have complied with ZIM’s Personal Trading Compliance Policies and Procedures and all applicable federal securities laws in placing the foregoing personal transaction(s). Describe any other issue that should be documented concerning personal trade:

Access Person’s Signature:

Approval by Chief Compliance Officer:

I have reviewed the foregoing planned transaction(s). Based upon the information provided and in light of ZIM’s investment strategies for its Private Funds, the planned transaction(s) are approved.

Chief Compliance Officer:

Exhibit F to Appendix 1

Zacks Investment Management, Inc.
Access Person’s Confirmation of No Personal Securities Trading Accounts

TO: Chief Compliance Officer

RE: Initial or Annual Confirmation

I have no direct or indirect beneficial, legal equitable interest in any securities trading account, and I do not, directly or indirectly, beneficially, legally, or equitably have any interest of any kind or nature whatsoever therein or in any instrument constituting or which might be deemed to constitute a security, as such term is defined in its broadest sense under the securities laws administered by the United States Securities and Exchange Commission.

In the event that the accuracy of this statement changes in any way, I will immediately notify the Chief Compliance Officer and will provide a list of all securities in which I have a direct or indirect equitable interest to the Chief Compliance Officer. I will also comply with all other policies and procedures adopted by Zacks Investment Management, Inc. governing personal trading in its Access Persons’ Personal Accounts. Additionally, I will annually confirm that I have no securities trading accounts, if that remains true.

Date	Signature

Name (printed)

Exhibit G to Appendix 1

Zacks Investment Management, Inc. Quarterly
Personal Trading Report

Quarterly Personal Trading Report for the quarter ending:

Access Person’s Name:

Check the applicable statement below (at least one must be checked):

___	Attached to this report are copies of all confirmation statements from the broker, dealer, or bank with or through which the transaction was effected for the last calendar quarter and/or a list (the Quarterly Report form Exhibit H can be used for privately-issued securities) that shows all my transactions in privately-issued securities. These confirmation statements or lists include:

1)	The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

2)	The nature if the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

3)	The price at which the transaction was effected; and

4)	The name of the broker, dealer, or bank with or through which the transaction was effected.

___	I confirm that I am currently causing each broker, dealer, bank or other custodian for each my personal securities trading accounts to forward duplicate confirmations to ZIM’s Chief Compliance Officer.

___	I did not have any reportable personal trades during this reporting quarter.

Further, I represent and confirm the following:

1)	The statements made in this report are true and complete to the best of my knowledge and belief.

2)	No transactions were placed in any security while on a “black out” list.

3)	This report reflects all personal securities transactions in publicly-traded and privately-issued securities in which I have a beneficial interest.

4)	This report includes all of my Personal Accounts, as defined in the Zacks Investment Management, Inc. Code of Ethics.

Exhibit G to Appendix 1

Access Person’s Signature	Date

Compliance Review Signature	Date

THIS REPORT IS TO BE SUBMITTED TO THE COMPLIANCE OFFICE ON OR BEFORE JANUARY 30TH, APRIL 30TH, JULY 30TH AND OCTOBER 30TH OF EACH YEAR AND SHALL REFLECT TRANSACTIONS OCCURRING DURING THE REPORTING QUARTER. THIS REPORT SHALL INCLUDE ALL TRANSACTIONS IN SECURITIES IN WHICH THE PERSON COMPLETING THIS REPORT HAS A DIRECT OR INDIRECT BENEFICIAL INTEREST.

Exhibit H to Appendix 1

QUARTERLY REPORTING FORM

(TRANSACTIONS) REPORTING EMPLOYEE:

FOR QUARTER ENDED:	DATE:

In accordance with ZIM’s Code of Ethics, please provide a list of all reportable securities transactions that have occurred during the previous calendar quarter in any account in which you maintain a pecuniary interest.

Type (e.g.,
		equity;	Ticker			Interest
Number		fixed	or	Principal	Buy (acquire)/	rate/			Broker,
of Shares	Security Name	income)	CUSIP	Amount	Sell (dispose)	maturity	Price	Date	Deale

Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the securities to which the report relates.

DELIVER TO THE CHIEF COMPLIANCE OFFICER WITHIN 30 DAYS OF THE END OF EACH CALENDAR QUARTER. USE ADDITIONAL SHEETS IF NECESSARY.

Exhibit I to Appendix 1

ZACKS INVESTMENT MANAGEMENT, INC.
SUPERVISED PERSON’S DISCIPLINARY REPORTING FORM

The purpose of this form is to permit Zacks Investment Management, Inc. (“ZIM”) to accurately respond to the questions in its Form ADV Part 1 regarding the disciplinary and related events of its “advisory affiliates.” You need to complete this form because you are considered to be an “advisory affiliate” of ZIM for disciplinary reporting purposes.

Please contact the Chief Compliance Officer if you are unsure of how to respond to a particular question.

You may limit your response to any item listed below to events that have happened in the last ten years. (For purposes of calculating this ten-year period, the date of an event is the date the final order, judgment, or decree was entered, or the date any rights of appeal from preliminary orders, judgments, or decrees lapsed.) One event may result in “yes” answers to more than one of the questions below.

			Yes	No
A.	In the past ten years, have you:

	(1)	been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign, or military court to any felony?	☐	☐

	(2)	been charged with any felony (i.e. do you have any felony charges currently pending)?	☐	☐

B.	In the past ten years, have you:

	(1)	been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign, or military court to a misdemeanor involving: investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?	☐	☐

	(2)	been charged with a misdemeanor listed in Item B.(1) (i.e. do you have any misdemeanor charges currently pending)?	☐	☐

C.	Has the SEC or the Commodity Futures Trading Commission (CFTC) ever:

	(1)	found you to have made a false statement or omission?	☐	☐

	(2)	found you to have been involved in a violation of SEC or CFTC regulations or statutes?	☐	☐

	(3)	found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?	☐	☐

	(4)	entered an order against you in connection with investment-related activity?	☐	☐

	(5)	imposed a civil money penalty on, or ordered you or any advisory affiliate to cease and desist from any activity?	☐	☐

			Yes	No
D.	Has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:

	(1)	ever found you to have made a false statement or omission, or been dishonest, unfair, or unethical?	☐	☐

	(2)	ever found you to have been involved in a violation of investment-related regulations or statutes?	☐	☐

	(3)	ever found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?	☐	☐

	(4)	in the past ten years, entered an order against you in connection with an investment-related activity?	☐	☐

	(5)	ever denied, suspended, or revoked your registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your activity?	☐	☐

E.	Has any self-regulatory organization or commodities exchange ever:

	(1)	found you to have made a false statement or omission?	☐	☐

	(2)	found you to have been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?	☐	☐

	(3)	found you to have been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?	☐	☐

	(4)	disciplined you by expelling or suspending you from membership, barring or suspending you from association with other members, or otherwise restricting your activities?	☐	☐

F.	Has an authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?		☐	☐

G.	Are you now the subject of any regulatory proceeding that could result in a “yes” answer to any part of Items C., D. or E.?		☐	☐

H.	(1)	Has any domestic or foreign court:

		(a) in the past ten years, enjoined in connection with any investment-related activity?	☐	☐

		(b) ever found that you were involved in a violation of investment-related statutes or regulations?	☐	☐

		(c) ever dismissed, pursuant to a settlement agreement, an investment-related civil action brought against by a state or foreign financial regulatory authority?	☐	☐

	(2)	Are you now the subject of any civil proceeding that could result in a “yes” answer to any part of Item H.(1)?	☐	☐

PLEASE NOTE THAT A “YES” RESPONSE TO ANY OF THE PREVIOUS QUESTIONS WILL REQUIRE YOU TO PROVIDE THE COMPLIANCE OFFICER WITH ADDITIONAL AND COMPLETE INFORMATION REGARDING THE EVENT(S).

I HEREBY CONFIRM THAT EITHER THERE ARE NO EVENTS THAT WOULD CAUSE ME TO ANSWER “YES” TO ANY QUESTIONS LISTED ABOVE, OR, OTHER THAN AS SHOWN ABOVE, THERE ARE NO OTHER EVENTS THAT WOULD REQUIRE ADDITIONAL “YES” ANSWERS.

I ACKNOWLEDGE THAT I AM REQUIRED BY FEDERAL SECURITIES LAWS TO IMMEDIATELY INFORM THE COMPLIANCE OFFICER OF ANY EVENTS THAT WOULD CAUSE ME TO ANSWER “YES” TO ANY QUESTION (OR ADDITIONAL QUESTIONS) LISTED ABOVE.

Print Name	Title

Signature	Date

DISCLOSURE REPORTING PAGES (DRPs)

Required Reporting by the Chief Compliance Officer:

For each “yes” answer to Items A.(1), A.(2), B.(1) and B.(2), complete a Criminal Action DRP.

For each “yes” answer to Items C.(1), C.(2), C.(3), C.(4), C.(5), D.(1), D.(2), D.(3), D.(4), D.(5), E.(1), E.(2), E.(3), E.(4), F. and G., complete a Regulatory Action DRP.

For each “yes” answer to Items H.(1) or H.(2), complete a Civil Judicial Action DRP.

Use a separate DRP for each event or proceeding. The same event or proceeding may be reported for more than one person or entity using one DRP.

Once a “yes” answer on a Supervised Person’s Disciplinary Reporting Form has been identified and the appropriate DRP(s) completed for the event(s), a Form ADV Part 1 amendment must be filed on the IARD by ZIM, checking the corresponding Form ADV Item 11. questions “yes” and completing the appropriate DRP(s).

If a DRP for a ZIM employee’s event(s) has already been submitted on either the CRD or the IARD by another broker or investment adviser, then no information other than Part 1 of the DRP must be completed and submitted on the IARD by ZIM.

After 10 years from the date of the event(s), ZIM may submit a Form ADV Part 1 amendment on the IARD removing the disclosure for the event(s). (For purposes of calculating this ten- year period, the date of an event is the date the final order, judgment, or decree was entered, or the date any rights of appeal from preliminary orders, judgments, or decrees lapsed.)

A Supervised Person’s Disciplinary Reporting Form should be completed by any employee who meets the definition of an “advisory affiliate9”: (i) upon hire, (ii) upon any change in the information contained in a previously completed form, and (iii) at least annually in preparation of ZIM’s annual Form ADV Part 1 amendment filing on the IARD.

Supervised Person’s Disciplinary Reporting Forms are part of ZIM’s books and records and should be kept in each Supervised Person’s file in the place and for the timeframe required by ZIM’s books and records policy.

[9]	ZIM’s “advisory affiliates” are: 1) all of ZIM’s officers, partners, or directors (or any person performing similar functions); (2) all persons/entities directly or indirectly controlling or controlled by ZIM; and (3) all of ZIM’s current Supervised Persons (other than Supervised Persons performing only clerical, administrative, support or similar functions).

Attachment K

Attachment – Political Contribution Preclearance Form

All contributions and payments must comply with applicable federal, state, and local laws, rules, and regulations.

Employee’s Name:	Title:

Name of person or entity making the contribution (if other than Employee):

Recipient’s Name:	Title:

List the office or position for which the recipient is running:

If the recipient currently holds a government office or position, list that office or position:

Proposed contribution amount (dollar value):

If previous contributions have been made to the same candidate in the same election, list the aggregate amount of all previous contributions: __________________________

Are you eligible to vote for the candidate? Yes / No

By signing below, I am attesting to the fact that I have not and will not solicit contributions from others or coordinate contributions to elected officials, current candidates, or political parties where ZIM is providing or seeking government business.

Intended Date of Contribution: ________

Signature:

Chief Compliance Officer Use Only

________ Approved	________ Not Approved

Reviewed by:	Date: